Exhibit (a)(1)(i)

PROTHENA CORPORATION PLC

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE ORDINARY SHARES

FOR A NUMBER OF REPLACEMENT OPTIONS

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 9:00 P.M. PACIFIC TIME ON DECEMBER 8, 2020

UNLESS THIS OFFER IS EXTENDED

Prothena Corporation plc which is sometimes referred to herein as the “Company,” “Prothena,” “our,” “us,” or “we,” is offering eligible employees and non-employee directors the opportunity to exchange certain outstanding options to purchase our ordinary shares for new options covering a lesser number of our ordinary shares (“replacement options”), calculated in accordance with specified exchange ratios. We expect to grant the replacement options on the date on which we cancel the options accepted for exchange, which will be the completion date of this offer. We are making this offer (“Offer”) upon the terms, and subject to the conditions, set forth in this Offer to Exchange Certain Outstanding Options to Purchase Ordinary Shares for a Number of Replacement Options (this “Offer to Exchange”) and in the related Terms of Election (the “Terms of Election” and, together with this Offer to Exchange, as they may be amended from time to time, the “Option Exchange”).

Eligibility. Only eligible options may be exchanged in the Option Exchange. For these purposes, “eligible options” are those options that:

•	were granted prior to April 23, 2018; and

•	have an exercise price equal to or greater than $17.63.

Options granted on or after April 23, 2018, or having an exercise price less than $17.63 are not eligible to be exchanged in the Option Exchange. Additionally, options that expire pursuant to their terms prior to the completion of the Option Exchange are forfeited and not eligible to be exchanged for replacement options.

You are eligible to participate in the Option Exchange only if you:

•

are an employee or of the Company or any of our subsidiaries or a non-employee director of the Company on the date this Offer commences and remain an employee or non-employee director, as applicable, through the completion of the Option Exchange; and

•	hold at least one eligible option as of the commencement of the Offer.

The outstanding options that you hold under our existing equity incentive plans give you the right to purchase our ordinary shares once those options vest by paying the applicable exercise price (and satisfying any applicable tax withholding obligations). Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase our ordinary shares and not the ordinary shares underlying those options.

Exchange Ratios. The exchange ratios in the Option Exchange represent the number of ordinary shares underlying an eligible option that an employee must surrender in order to receive one share underlying a replacement option, and vary based on the exercise price and remaining term of the eligible option. The exchange ratios for the Option Exchange were determined using the Black-Scholes model and are based on, among other things, the per share closing trading price of our ordinary shares on November 6, 2020, of $12.31, the exercise prices of the eligible options, and the remaining terms of the eligible options, and the replacement options. The exchange ratios were calculated to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate current fair value of the eligible options they replace, but measured as of November 6, 2020, in order to balance the compensatory goals of the Option Exchange and the interests of our shareholders, including reducing our total number of ordinary shares underlying outstanding options, avoiding further dilution to our shareholders and minimizing the accounting expense of the grants of replacement options. The number of our ordinary shares subject to each replacement option, calculated according to the exchange ratios, will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted and you will not receive any cash for fractional shares. The table below sets forth the exchange ratios to be used for each of the Company’s annual option grants from 2014 through 2018. The exchange ratio to be used for each other eligible option an eligible participant may hold is available to such participant on the option exchange website at www.myoptionexchange.com.

Grant Date	Exercise Price ($/share)	Ratio of Shares Subject to Eligible Options Surrendered to Shares Subject to Replacement Option to be Granted
February 4, 2014	29.81	2.71:1
March 11, 2015	27.81	1.10:1
February 24, 2016	34.61	1.60:1
February 22, 2017	55.00	1.92:1
February 21, 2018	33.10	1.33:1

If you are eligible to participate in the Option Exchange, you can exchange your eligible options on a grant-by-grant basis, i.e., based on the original grant date and exercise price of the eligible option (referred to herein as a “separate option grant”). No partial exchanges of separate option grants will be permitted; however, you can choose to exchange one or more of your eligible separate option grants without having to exchange all of your eligible separate option grants. If you have previously exercised a portion of an eligible separate option grant, only the portion of the eligible separate option grant which has not yet been exercised will be eligible to be exchanged.

All eligible options that we accept pursuant to the Option Exchange will be cancelled on the expiration date of this Offer (the “Offer expiration date”), currently scheduled for 9:00 P.M. Pacific Time on December 8, 2020, and eligible options elected for exchange will no longer be exercisable after that time. We expect to grant the replacement options on the Offer expiration date, with the date of grant for the replacement options referred to in this Offer as the “replacement option grant date.” The replacement options will have a per share exercise price equal to the per share closing trading price of our ordinary shares on the Nasdaq Global Select Market (the “Nasdaq”), on the replacement option grant date.

Terms of Replacement Options. We will grant the replacement options under the Prothena Corporation plc 2018 Long Term Incentive Plan, as amended and/or restated from time to time (the “2018 LTIP”), on the replacement option grant date, which will be the date on which we cancel the eligible options accepted for exchange. In order to be granted a replacement option, you must remain continuously employed by the Company or one of our subsidiaries or in continuous service as a non-employee director of the Company through the replacement option grant date.

The replacement options:

•

will have a per share exercise price equal to the per share closing trading price of our ordinary shares on Nasdaq on the replacement option grant date. If the per share closing trading price of our ordinary shares exceeds $17.63 on the replacement option grant date, the replacement options that you receive in exchange for your existing options may have a higher exercise price than some or all of your surrendered eligible options;

•

be subject to a new initial one-year vesting period from the replacement option grant date, regardless of whether and to the extent that any of the surrendered eligible options are vested. Upon the first anniversary of the replacement option grant date, the portion of the replacement option corresponding to the portion of the surrendered eligible option that would have been vested as of such date shall vest, and any remaining unvested portion of the replacement option will vest on the same monthly schedule that previously applied to the surrendered eligible option (i.e., in substantially equal installments on the remaining original vesting dates), subject to accelerated vesting upon certain terminations if provided for under the agreement governing the surrendered eligible option;

•	will have a term equal to the remaining term of the surrendered option;

•	will be treated under the U.S. Internal Revenue Code as a non-statutory stock option, regardless of the tax status of the eligible options surrendered for exchange; and

•	will have the terms and be subject to the conditions as provided for in the 2018 LTIP and option award agreement.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange all or any of your eligible options. You must make your own decision regarding whether to elect to exchange all or any of your eligible options.

This Offer is not conditioned upon a minimum aggregate number of eligible options being surrendered for exchange. This Offer is subject to certain conditions which we describe in Section 6 of this Offer to Exchange and the terms described in this Offer.

If the market price of our ordinary shares exceeds $17.63 on the replacement option grant date, the replacement options that you receive in exchange for your existing options may have a higher exercise price than some or all of your surrendered eligible options.

Our ordinary shares are listed on Nasdaq under the symbol “PRTA.” On November 6, 2020, the closing price of our ordinary shares on The Nasdaq Global Select Market was $12.31 per share. We recommend that you obtain current market quotations for our ordinary shares before deciding whether to elect to exchange your eligible options.

As of November 6, 2020, eligible options outstanding under our existing equity incentive plans were exercisable for approximately 2,458,410 ordinary shares, or approximately 6.2% of our total ordinary shares outstanding as of November 6, 2020, which was 39,921,413 shares.

IMPORTANT

If you wish to participate in this Offer, you must log on to the option exchange website at www.myoptionexchange.com and elect to participate on or before 9:00 P.M. Pacific Time, on December 8, 2020 (or such later time and date as may apply if the Offer to Exchange is extended). Election submissions that are received after this deadline will not be accepted. In order to participate in this Offer and submit your election, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the Offer documents.

Elections submitted by any other means, including email, facsimile, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted by us.

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and the other Offer documents by emailing OptionExchange@prothena.com.

We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this Offer to option holders in any such jurisdiction.

THIS OPTION EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROTHENA HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. PROTHENA HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY PROTHENA.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOYMENT OR SERVICE OF PROTHENA OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OR SERVICE OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

PROTHENA RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2018 LTIP AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2018 LTIP OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE PROTHENA TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2018 LTIP OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

OPTION EXCHANGE

TABLE OF CONTENTS

Summary Term Sheet and Questions and Answers		6
Risk Factors		16
This Offer		18
1.	Eligibility; Number of Options; Offer Expiration Date	18
2.	Purpose of this Offer	19
3.	Procedures for Electing to Exchange Options	21
4.	Withdrawal Rights	22
5.	Acceptance of Options for Exchange; Grant of Replacement Options	23
6.	Conditions of this Offer	23
7.	Price Range of Ordinary Shares Underlying the Options	25
8.	Source and Amount of Consideration; Terms of Replacement Options	26
9.	Information Concerning Prothena	31
10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities	32
11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer	33
12.	Agreements; Legal Matters; Regulatory Approvals	33
13.	Material U.S. Federal Income Tax Consequences	33
14.	Extension of Offer; Termination; Amendment	34
15.	Fees and Expenses	35
16.	Additional Information	35
17.	Miscellaneous	36

Schedule A	A Guide to Tax & Legal Issues for Non-U.S. Employees	37
Schedule B	Information Concerning the Directors and Executive Officers of Prothena Corporation plc	39

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange. Where applicable, we have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this question and answer summary. We suggest that you consult with your personal financial and tax advisors before deciding whether to participate in this Offer. Please review this summary term sheet and questions and answers, and the remainder of this Offer to Exchange and the Terms of Election to ensure that you are making an informed decision regarding your participation in this Offer.

For your ease of use, the questions have been separated into three sections:

1.	Exchange Design.

2.	Administrative/Timing.

3.	Other Important Questions.

Exchange Design

1.	What is the Option Exchange?

The Option Exchange is being offered by Prothena to allow eligible employees of Prothena or its subsidiaries and non-employee directors of Prothena to exchange their outstanding options that were granted prior to April 23, 2018, and have exercise prices equal to or greater $17.63 for new options covering a lesser amount of shares, which we refer to as replacement options. The number of shares subject to replacement options that will be granted in exchange for existing eligible options will be determined by the exchange ratios described below under question 3. The replacement options will be granted on the date on which we cancel the eligible options accepted for exchange, which we expect will be the expiration date of this Offer. The replacement options will have an exercise price equal to the closing price of our ordinary shares on the date the replacement options are granted. The replacement options will be subject to the terms and conditions as provided for in the 2018 LTIP. Each replacement option will have a term equal to the remaining term of the surrendered option and will be completely unvested as of such date, regardless of whether the surrendered option was wholly or partially vested. Replacement options will be subject to a new initial one-year vesting period from the replacement option grant date, regardless of whether and to the extent that any of the surrendered eligible options are vested. Upon the first anniversary of the replacement option grant date, the portion of the replacement option corresponding to the portion of the surrendered eligible option that would have been vested as of such date shall vest, and any remaining unvested portion of the replacement option will vest on the same monthly schedule that previously applied to the surrendered eligible option (i.e., in substantially equal installments on the remaining original vesting dates), subject to accelerated vesting upon certain terminations if provided for under the agreement governing the surrendered eligible option.

2.	Why are we making this Offer?

An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our shareholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. We are implementing the Option Exchange using exchange ratios designed to result in potential grants of replacement stock options with a fair value that will be approximately equal to the fair value of the eligible options that are surrendered in the Option Exchange.

A significant majority of our employees’ and non-employee directors’ options have exercise prices that exceed, in some cases significantly, the trading prices of our ordinary shares over the past two plus years. We believe these underwater options are no longer effective as incentives to motivate and retain our employees. In the face of a competitive market for exceptional employees, the need for adequate and appropriate incentives and retention tools remains strong. The Offer will also allow our non-employee directors to be fairly compensated for their service on our Board of Directors.

As of November 6, 2020, we had an aggregate of 10,324,384 shares subject to outstanding options under our equity plans or available for issuance under the 2018 LTIP, which we collectively refer to as our “overhang,” constituting approximately 25.9% of our outstanding ordinary shares as of November 6, 2020, which was 39,921,413 shares. As of November 6, 2020, eligible options outstanding under our existing equity incentive plans were exercisable for approximately 2,458,410 ordinary shares, or approximately 6.2% of our total ordinary shares outstanding as of November 6, 2020.

Eligible options remain outstanding and contribute to overhang until such time as they expire or are otherwise cancelled. Although eligible options are not likely to be exercised as long as our share price is lower than the applicable exercise price, they will remain an expense on our financial statements with the potential to dilute shareholders’ interests for up to the full term of the options, while delivering relatively little retentive or incentive value, unless they are surrendered or cancelled. If all of these eligible stock options are exchanged and replaced by replacement options, the number of outstanding options under our equity incentive plans would be reduced by approximately 888,468 shares, or approximately 2.2% of our total ordinary shares outstanding as of November 6, 2020. We believe that the replacement options will be more likely to be exercised, which would reduce our overhang. Further, surrendered eligible options will be cancelled and returned to the pool of shares reserved for future grant under the 2018 LTIP.

The Option Exchange is voluntary and will allow eligible employees and non-employee directors to choose whether to keep their existing options at existing exercise prices and vesting schedules or to exchange those options for replacement options with new exercise prices and vesting schedules. We intend the Option Exchange to enable eligible employees and non-employee directors to recognize value from their options, but this cannot be guaranteed considering the unpredictability of the stock market. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

Subject to the limitations set forth in Sections 6 and 14 of the Offer to Exchange entitled “Conditions of this Offer” and “Extension of Offer; Termination; Amendment,” respectively, we reserve the right before the Offer expiration date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange, if at any time on or after the date of commencement of the Offer and prior to the Offer expiration date certain events have occurred, including any increase or decrease of greater than 33% of the market price of our ordinary shares that occurs during the tender offer as measured from $12.31, which was the closing price of our ordinary shares on the Nasdaq Global Select Market on November 6, 2020.

3.	How does the Option Exchange work?

We are offering eligible employees and non-employee directors the opportunity to exchange eligible options that were granted prior to April 23, 2018, and have an exercise price equal to or greater than $17.63 for a predetermined number of replacement options, rounded down to the nearest whole share, based on the exchange ratios described in the table below. The outstanding options that you hold give you the right to purchase our ordinary shares once you exercise those options by paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations). Thus, when we use the term “options” in this Option Exchange, we refer to the actual options you hold to purchase our ordinary shares and not the ordinary shares underlying those options.

Replacement options will be granted at a per share exercise price equal to the per share closing trading price of our ordinary shares on the Nasdaq on the replacement option grant date, which we expect to be the Offer expiration date. Participating in the Option Exchange requires an eligible employee to make a voluntary election to tender eligible options on or before 9:00 P.M. Pacific Time on December 8, 2020, unless this Offer is extended, after which time such election will be irrevocable.

The exchange ratios in the Option Exchange represent the number of ordinary shares underlying an eligible option that an employee must surrender in order to receive one ordinary share underlying a replacement option, and vary based on the exercise price of the eligible options. The exchange ratios for the Option Exchange were determined using the Black-Scholes model and are based on, among other things, the per share closing trading price of our ordinary shares on November 6, 2020 of $12.31, the exercise prices of the options eligible for exchange and the remaining terms of the eligible options. The exchange ratios were calculated to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate current fair value of the eligible options they replace, measured as of November 6, 2020, in order to balance the compensatory goals of the Option Exchange and the interests of our shareholders, including reducing our total number of ordinary shares underlying outstanding options, avoiding further dilution to our shareholders and minimizing the accounting expense of the grants of replacement options. The number of ordinary shares underlying each replacement option will be calculated according to the exchange ratios and will be rounded down to the nearest whole share on a grant-by-grant basis (based on the grant date of the eligible option). Replacement options to purchase fractional shares will not be granted and cash will not be paid for any fractional shares. The table below sets forth the exchange ratios to be used for each of the Company’s annual option grants from 2014 through 2018. The exchange ratio to be used for each other eligible option an eligible participant may hold is available to such participant on the option exchange website at www.myoptionexchange.com.

Grant Date	Exercise Price ($/share)	Ratio of Shares Subject to Eligible Options Surrendered to Shares Subject to Replacement Option to be Granted
February 4, 2014	29.81	2.71:1
March 11, 2015	27.81	1.10:1
February 24, 2016	34.61	1.60:1
February 22, 2017	55.00	1.92:1
February 21, 2018	33.10	1.33:1

The per share exercise price of the replacement options will be the per share closing trading price of our ordinary shares on the Nasdaq on the replacement option grant date.

Unless prevented by law or applicable regulations, eligible options accepted for exchange will be cancelled, and replacement options will be granted under our 2018 LTIP.

Examples

To illustrate how the exchange ratios work, assume that:

(a)	You are an active employee.

(b)

You have four existing option grants each covering 1,000 ordinary shares with corresponding per share exercise prices of: $6.41 (hypothetical grant date of January 29, 2013), $27.81 (hypothetical grant date of March 11, 2015), $33.10 (hypothetical grant date of February 21, 2018) and $13.53 (hypothetical grant date of February 27, 2019). Each option vests as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date, and as to the remainder in equal monthly installments thereafter, subject to continued employment.

(c)	The replacement option grant date is December 8, 2020.

If you elect to participate in the Offer:

(a)

You will only be able to elect to exchange your two existing option grants with per share exercise prices of $27.81 and $33.10 for replacement options. Your election to exchange can cover zero shares or all 1,000 shares of each separate grant (i.e., with the same exercise price and grant date). You cannot elect to exchange less than the full amount of a separate grant. For example, you cannot elect to exchange 500 shares of the option grant with the exercise price of $27.81. Instead, you can elect to exchange either all options with that exercise price, or none. If you have previously exercised a portion of an eligible separate option grant, only the portion of the eligible option grant which has not yet been exercised will be eligible to be exchanged.

(b)

You will not be able to exchange your existing option grant with a per-share exercise price of $6.41 for a replacement option because the exercise price is below $17.63. You will not be able to exchange your existing option grant with a per-share exercise price of $13.53 for a replacement option because the exercise price is below $17.63 and because it was granted on or after April 23, 2018.

Under these facts, the table below shows the number of ordinary shares subject to each replacement option you would receive were you to participate in the Offer and elect to exchange the existing eligible options with per-share exercise prices of $27.81 and $33.10.

Grant Date of Existing Eligible Option	Exercise Price of Existing Eligible Option	Cancelled Shares Subject to Existing Eligible Option	Exchange Ratio	Shares Subject to Replacement Option
March 11, 2015	$27.81	1,000	1.10 for 1	909
February 21, 2018	$33.10	1,000	1.33 for 1	751

Replacement options will be subject to a new initial one-year vesting period from December 8, 2020 (the replacement option grant date in this example), regardless of whether any of the surrendered eligible options are vested as of December 8, 2020. On December 8, 2021 (the first anniversary of the replacement option grant date in this example), the portion of the replacement option corresponding to the portion of the surrendered eligible option that would have been vested as of December 8, 2021, shall vest, and any remaining unvested portion of the replacement option will vest on the same monthly schedule that previously applied to the surrendered eligible option (i.e., in substantially equal installments on the remaining original vesting dates), subject to accelerated vesting upon certain terminations if provided for under the agreement governing the surrendered eligible option. This means that each replacement option will be completely unvested on December 8, 2020 (the replacement option grant date in this example), regardless of whether the surrendered option was wholly or partially vested on such date. No portion of the new grant will become vested until December 8, 2021 (the first anniversary of the replacement option grant in this example).

In accordance with the above, the replacement option granted in respect of the surrendered option granted on March 11, 2015, will vest in full on the first anniversary of the replacement grant date December 8, 2021, subject to your continued employment through such date. The replacement option granted in respect of the surrendered option granted on February 21, 2018, will vest as to 703 shares on the first anniversary of the replacement grant date December 8, 2021, and will vest in substantially equal monthly installments thereafter such that the option will be fully vested on February 21, 2022, subject to your continued employment on each applicable vesting date.

4.	Which options are eligible for this Offer?

Options eligible for exchange are those held by employees and non-employee directors that were granted prior to April 23, 2018, having an exercise price equal to or greater than $17.63.

Additionally, options that expire pursuant to their terms prior to the completion of the Option Exchange will be forfeited as of the Offer expiration date and will not eligible to be exchanged for replacement options.

5.	Who is eligible to participate in this Offer?

You are eligible to participate in this Offer only if (i) you are an employee of Prothena or any of our subsidiaries as of the Offer commencement date and remain an employee through the Offer expiration date or you are a non-employee director of Prothena as of the Offer commencement date and remain a non-employee director through the Offer expiration date and (ii) you hold at least one eligible option on the Offer commencement date.

6.	What if I leave Prothena before the Offer expiration date?

If you are no longer employed with Prothena or any of our subsidiaries, whether voluntarily, involuntarily, or for any other reason, or you cease serving as a non-employee director of Prothena before the Offer expiration date, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF PROTHENA OR ANY OF OUR SUBSIDIARIES OR AN ELIGIBLE NON-EMPLOYEE DIRECTOR OF PROTHENA AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options” below for additional information.)

7.	Why aren’t the exchange ratios set at one-for-one?

The exchange ratios were calculated to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate current fair value of the eligible options they replace, measured as of November 6, 2020, in order to balance the compensatory goals of the option exchange and the interests of our shareholders, including reducing our total number of outstanding options, avoiding further dilution to our shareholders, and minimizing the accounting expense of the grants of replacement options. If we were to exchange the options on a one-for-one basis, but reduce the exercise price to the lower current fair market value of our ordinary shares, the fair value of the replacement options and the associated accounting expense would be greater than the current fair value of the eligible options. Accordingly, the higher-value replacement options will cover fewer shares than the lower-value eligible options they replace to achieve the same relative value.

8.	If I participate, what will happen to my exchanged options?

Eligible options that you elect to exchange will be cancelled on the expiration date of this Offer, which is currently scheduled for 9:00 P.M. Pacific Time on December 8, 2020, unless this Offer is extended.

9.	If I elect to exchange some of my eligible options, do I have to elect to exchange all of my eligible options?

No. You may elect to exchange your eligible options on a grant-by-grant basis (determined based on options having the same grant date and exercise price). If you elect to exchange any portion of a separate eligible option grant in the Offer, you must elect to exchange the entire separate eligible option grant. No partial exchanges of separate option grants will be permitted.

10.	What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.

11.	Will I receive non-qualified stock options or incentive stock options if I participate in this Offer?

Replacement options will be non-qualified stock options for U.S. federal income tax purposes, just as the surrendered eligible options were non-qualified stock options.

12.	What are the conditions to this Offer?

This Offer is subject to the conditions described in Section 6. This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below for additional information.)

Administrative/Timing

13.	How do I participate in this Offer?

If you choose to participate in the Option Exchange, you must take the following action on or before 9:00 P.M., Pacific Time, on the Offer expiration date:

1.	Use your user log-in ID and password (which you will set up using instructions that will be emailed to you) to access the option exchange website at www.myoptionexchange.com; and

2.

Properly complete and submit your election via the option exchange website by (a) navigating to the Election Form page, (b) indicating which eligible options you wish to exchange by selecting “Exchange” or “Do Not Exchange” in the Election column and “Next” at the bottom of the page, and (c) after reading all of the offering materials, checking the appropriate boxes, typing your electronic signature, and selecting “Submit.” By selecting the “Submit” button you are acknowledging and agreeing to the Terms of Election.

Prothena must receive your properly completed submission on or before 9:00 P.M. Pacific Time on the Offer expiration date, which is to occur on December 8, 2020, unless extended by us.

You can change your election any time during the Offering period; however, the last election that you make, if any, on or prior to 9:00 P.M. Pacific Time on the Offer expiration date will be final and irrevocable.

If you elect to exchange an eligible option grant, you must elect to exchange that entire eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange separate eligible option grants, on a grant-by-grant basis, without having to exchange all of your eligible option grants. No partial exchanges of separate option grants will be permitted. If you are eligible to participate in the Option Exchange, the option exchange website will list all of your eligible separate option grants.

Confirmation statements for submissions through the option exchange website will be emailed directly to you, and you may also obtain a confirmation from the option exchange website after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Elections submitted by any other means, including email, facsimile, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted, and will not be accepted.

14.	How do I find out the details about my existing options?

Information on your eligible options will be provided to you with this Offer on the option exchange website located at www.myoptionexchange.com.

15.	What will happen if I do not submit my election by the deadline?

If you do not submit your election by the deadline, then you will not participate in this Offer, and all options currently held by you will remain intact at their original exercise price and subject to their original terms and conditions. (See “Risk Factors” below for additional information).

IF YOU FAIL TO PROPERLY SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

16.	During what period of time can I withdraw or change my previous elections?

You can withdraw or change your previously submitted election to exchange or not exchange eligible options at any time on or before 9:00 P.M. Pacific Time on the Offer expiration date, which is scheduled to occur on December 8, 2020, unless extended by us. If this Offer is extended beyond December 8, 2020, you can withdraw or change your election at any time until the extended expiration of this Offer. To change your previously submitted election, you must submit a new election in the same manner described in Question 13 before the election deadline. To withdraw your previously submitted election, submit a new election before the election deadline, and select “No” in the election column for the particular option(s) you wish to withdraw. It is your responsibility to confirm that we have received your correct election before the deadline. In all cases, the last election submitted and received prior to the deadline will be final and irrevocable. (See Section 4 of the Offer to Exchange entitled “Withdrawal Rights” below for additional information.)

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION HAS OCCURRED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

17.	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes, any unexercised portion of a separate eligible option grant can be exchanged. If you have previously exercised a portion of an eligible option grant, only the portion of that option grant that has not yet been exercised will be eligible to be exchanged. Any portion of a separate option grant that has been exercised is not eligible to participate in the Option Exchange. The replacement option will only replace the portion of eligible option grant that is cancelled upon the expiration of this Offer.

18.	Can I select which of my eligible options to exchange?

Yes. You can exchange your eligible options on a grant-by-grant basis, determined based on the grant date and exercise price of the original option. However, no partial exchanges of separate eligible option grants will be permitted.

19.	Can I exchange both vested and unvested eligible options?

Yes. You can exchange eligible options, whether or not they are vested (and you must exchange all of the unexercised portion of a separate option grant if you choose to exchange such separate option grant). Each replacement option, however, will be completely unvested on the replacement option grant date, regardless of whether the surrendered eligible option was wholly or partially vested.

20.	What will be my new option exercise price?

The per share exercise price of the replacement options will be the per share closing trading price of our ordinary shares on the Nasdaq on the replacement option grant date, which is expected to occur on the Offer expiration date. IF THE MARKET PRICE OF OUR ORDINARY SHARES INCREASES BEFORE THE REPLACEMENT OPTION GRANT DATE, THE REPLACEMENT OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR EXISTING OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date,” Section 2 of the Offer to Exchange entitled “Purpose of this Offer” and “Risk Factors” below for additional information.)

21.	When will the replacement options be granted?

We will grant the replacement options on the date we cancel options elected for exchange, which we expect to occur on the Offer expiration date, currently scheduled for December 8, 2020. If this Offer is extended beyond December 8, 2020, then the replacement options will be granted on the expiration date of the extended Offer. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for more information.)

22.	When will the replacement options vest?

Replacement options will be subject to a new initial one-year vesting period from the replacement option grant date, regardless of whether and to the extent that any of the surrendered eligible options are vested. Upon the first anniversary of the replacement option grant date, the portion of the replacement option corresponding to the portion of the surrendered eligible option that would have been vested as of such date shall vest, and any remaining unvested portion of the replacement option will vest on the same monthly schedule that previously applied to the surrendered eligible option (i.e., in substantially equal installments on the remaining original vesting dates), subject to accelerated vesting upon certain terminations if provided for under the agreement governing the surrendered eligible option. This means that all replacement options will be completely unvested on the replacement option grant date, regardless of whether the surrendered option was wholly or partially vested as of the Offer expiration date.

Like all of our outstanding options, the vesting of the replacement options is dependent upon continued employment with Prothena or any of our subsidiaries (if you are an employee) or continued service with Prothena (if you are a non-employee director) through the applicable vesting date. Replacement options are subject to the terms and conditions as provided for in the 2018 LTIP and may be forfeited if not vested at the time of a termination of service. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

23.	What will be the terms and conditions of my replacement options?

Replacement options will have terms and conditions set forth in the 2018 LTIP and will be subject to an applicable form of option award agreement (based on your location of residency and whether you are an employee or non-employee director). In addition, the number of shares subject to the replacement options and the replacement options’ exercise prices, vesting dates will be different from such terms that are applicable to eligible options, but the replacement options will otherwise have terms and conditions generally similar to the surrendered eligible options, including any provisions providing for accelerated vesting or extended exercisability upon certain terminations.

You are encouraged to consult the 2018 LTIP and the forms of option award agreements for complete information about the terms of the replacement options, which are available through the option exchange website. Each replacement option will have a term equal to the remaining term of the surrendered option, subject to earlier expiration of the option following termination of your employment or service, as applicable, with Prothena or any of our subsidiaries. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

24.	What if my employment or service with Prothena is terminated after the replacement options are granted?

If your employment with Prothena or one of our subsidiaries (if you are an employee) or service with Prothena (if you are a non-employee director) is terminated for any reason after the replacement option has been granted, you will forfeit any ordinary shares underlying your replacement options that are unvested at the date of your termination, subject to any provisions providing for accelerated vesting. You may exercise your replacement options that are vested as of the date of your termination must be exercised within the time set forth in your option award agreement (generally, within 90 days following the date of your termination of employment or service, as applicable). (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

25.	What happens if Prothena is subject to a change in control AFTER the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our shareholders. It is possible that, after or prior to the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current share ownership of our Company will change such that a new group of shareholders has the number of votes necessary to control shareholder voting decisions. We refer to this type of transaction as a change in control transaction.

To obtain detailed change in control provisions governing your current options, you can refer to our equity incentive plans, as applicable, and the prospectus for each such equity incentive plan, all of which are available through the option exchange website. Your option award agreement(s) and certain other agreements between you and Prothena may also contain provisions that affect the treatment of your options in the event of a change in control.

26.	What happens if Prothena is subject to a change in control BEFORE the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our shareholders. This could include terminating this Offer and/or your right to receive replacement options under this Offer.

Any change in control transaction, or announcement of such transaction, could have a substantial effect on our share price, including potentially substantial appreciation in the price of our ordinary shares. Depending on the structure of such a transaction, price appreciation in the ordinary shares associated with the replacement options could be drastically altered. For example, if our ordinary shares were to be acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the ordinary shares in the transaction. As a result of such a transaction, it is possible that the exercise price of the replacement options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our Company for stock, tendering option holders might receive options to purchase shares of a different issuer. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

27.	Are there other circumstances where I would not be granted replacement options?

Yes. Even if we accept your tendered options, we will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of this Offer, you will not be granted replacement options, if at all, until all necessary government approvals have been obtained. In addition, we will not grant replacement options to you if you are not an eligible employee or non-employee director on the replacement option grant date. (See Section 12 of the Offer to Exchange entitled “Agreements; Legal Matters; Regulatory Approvals” below for additional information.)

28.	After the Offer expiration date, what happens if my options end up underwater again?

The price of our ordinary shares may not appreciate over the long term, and your replacement options may become underwater after the Offer expiration date. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR ORDINARY SHARES AT ANY TIME IN THE FUTURE. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

Other Important Questions

29.	What are the U.S. Federal tax consequences of my participation in this Offer?

If you accept this Offer and reside and work in the United States, under current U.S. law, you generally will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the replacement options are granted. Each replacement option will be granted as a non-qualified stock option and generally will be subject to tax under U.S. tax law upon exercise and disposition of the underlying shares in the same manner applicable to non-qualified stock options generally. If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual’s circumstances. Included as part of this Option Exchange are disclosures regarding the expected material federal tax consequences of this Offer in the United States and in countries other than the United States in which employees of Prothena and its subsidiaries are eligible to participate in this Offer. You should review these disclosures carefully before deciding whether or not to participate in this Offer. (See Schedule A of the Offer to Exchange entitled “A Guide to Tax & Legal Issues for Non-U.S. Employees” below for additional information.)

30.	How should I decide whether or not to participate?

The decision to participate must be each individual’s personal decision and will depend largely on each individual’s assumptions about the future of our business, our share price, the overall economic environment, and the performance of publicly traded stocks generally. The likely lower exercise price of replacement options may allow you to recognize value from your option sooner. There is an inflection point, however, at higher Prothena share prices where the value of the eligible option you surrendered would have been greater than the value of the replacement option. The reason for this is because your replacement option will cover fewer shares than the eligible option you surrendered. The inflection point for each option grant varies depending on the exercise price and the exchange ratio of such eligible option grant. In addition, you should consider the vesting schedule of the replacement options, which will be subject to a new one-year cliff, regardless of whether the surrendered option was wholly or partially vested.

We understand that this will be a challenging decision for all eligible individuals. THE OPTION EXCHANGE CARRIES CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE SHARE PERFORMANCE OR THE PRICE OF OUR ORDINARY SHARES ON THE OFFER EXPIRATION DATE. (See Section 17 of the Offer to Exchange entitled “Miscellaneous” below for additional information.)

31.	What do the executive officers and the members of our Board of Directors think of this Offer? Who can I contact to help me decide whether or not I should exchange my eligible options?

Although our Board of Directors has approved this Offer, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your eligible options. Please contact your personal financial and tax advisors to assist you in determining if you should exchange your eligible options.

32.	What are some of the potential risks if I choose to exchange my outstanding eligible options?

We cannot predict how our ordinary shares or the stock market will perform before the date that the replacement options will be granted, and the price of Prothena ordinary shares may increase significantly. This could result in the new grants having a higher exercise price than those you exchanged and could make the replacement options less valuable than those you exchanged. In addition, because the replacement option you will receive will be exercisable for fewer shares than the eligible option you surrendered, there is an inflection point at higher Prothena share prices where the value of the eligible option you surrendered would have been greater than the value of your replacement option.

If you elect to participate in this Offer, the vesting of each replacement option granted to you will be subject to a new one-year cliff. Upon the first anniversary of the replacement option grant date, the portion of the replacement option corresponding to the portion of the surrendered eligible option that would have been vested as of such date shall vest, and any remaining unvested portion of the replacement option will vest on the same monthly schedule that previously applied to the surrendered eligible option (i.e., in substantially equal installments on the remaining original vesting dates). This means that you will be required to continue employment or service, as applicable, with Prothena or our subsidiaries for one year after the date on which your replacement option is granted in order to be vested in whole or in part in the replacement option. If your employment or service, as applicable, terminates for any reason prior to vesting of your replacement option, you will forfeit the then-unvested portion of your replacement option. (See “Risk Factors” below for additional information.)

33.	To whom should I ask questions regarding this Offer?

If you have questions regarding the Exchange Offer or have requests for assistance (including requests for additional copies of this Offer to Exchange document or other documents relating to the Exchange Offer), please email OptionExchange@prothena.com.

PROTHENA MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER AND TO WHAT EXTENT TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC, highlight the material risks related to Prothena which may impact your decision of participating in this Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer. In addition, we strongly urge you to read the sections in this Option Exchange discussing the tax consequences of participating in this Offer, as well as the rest of this Option Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this Option Exchange and our SEC reports referred to above include “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Option Exchange and our SEC reports referred to above that are not purely historical are forward-looking statements. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and our Annual Report on Form 10-K for the year ended December 31, 2019. Furthermore, such forward-looking statements speak only as of the date of this report. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

Risks Related to This Offer

If the price of our ordinary shares increases after the date of grant of the replacement options, your surrendered eligible options might have been worth more than the replacement options that you will receive in exchange for them.

Because you will receive replacement options covering fewer shares than the eligible options surrendered, your replacement options will have less potential for increases in value due to significantly higher Prothena share prices.

Any replacement options you receive in this Offer will have less favorable vesting terms than those of the related eligible options you are surrendering. This means that if your employment or service, as applicable, with us terminates during the new vesting period, or if the replacement option otherwise terminates prior to your being fully vested in it, you might have been better off if you had continued holding the eligible option rather than exchanging it for a replacement option.

If you elect to participate in this Offer, the vesting of each replacement option granted to you will be subject to a new one-year cliff, regardless of whether and to the extent that any of the surrendered eligible options are vested. Upon the first anniversary of the replacement option grant date, the portion of the replacement option corresponding to the portion of the surrendered eligible option that would have been vested as of such date shall vest, and any remaining unvested portion of the replacement option will vest on the same monthly schedule that previously applied to the surrendered eligible option (i.e., in substantially equal installments on the remaining original vesting dates), subject to accelerated vesting upon certain terminations if provided for under the agreement governing the surrendered eligible option. This means that you will be required to continue employment or service, as applicable, with Prothena or our subsidiaries for one year after the date on which your replacement option is granted in order to be vested in whole or in part in the replacement option. If your employment or service, as applicable, terminates for any reason prior to vesting of your replacement option, you will forfeit the then-unvested portion of your replacement option.

You should carefully consider the relative benefit to you if the vesting of your eligible options has already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our share price increases in the future to a value above the exercise price of an eligible option that you surrender in this Offer prior to the cliff vesting date, you could conclude that it would have been preferable to have retained the eligible option with its higher exercise price and greater amount of accrued vesting rather than have surrendered it for a replacement option with a lower exercise price and re-started vesting.

Nothing in this Offer should be construed to confer upon you the right to remain an employee of Prothena or our subsidiaries or a non-employee director of Prothena. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the grant date for the replacement options or thereafter.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences relating to this Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should read Schedule A attached to this Option Exchange. Schedule A discusses the tax consequences relating to this Offer for your country of residence. You should also be certain to consult your own tax advisors to discuss these consequences.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these tax consequences.

Risks Related to Our Business and Ordinary Shares

You should carefully review the risk factors contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2020, and our Annual Report on Form 10-K for the year ended December 31, 2019, and also the other information provided in this Option Exchange and the other materials that we have filed with the SEC, before making a decision on whether or not to tender your eligible options. You may access these filings electronically at the SEC’s website at http://www.sec.gov. In addition, we will provide without charge to you, upon your request, a copy of any or all of the documents to which we have referred you. See “This Offer - Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports. These reports can also be accessed free of charge at https://ir.prothena.com.

THIS OFFER

1.	Eligibility; Number of Options; Offer Expiration Date.

Upon the terms and subject to the conditions of this Option Exchange, we are offering eligible employees the opportunity to exchange certain outstanding eligible options to purchase our ordinary shares for new options covering a lesser number of our ordinary shares (“replacement options”), calculated in accordance with specified exchange ratios. We will grant the replacement options on the date on which we cancel the options accepted for exchange, which will be the completion date of this offer (the “replacement option grant date”).

Only eligible options may be exchanged in the Option Exchange. For these purposes, “eligible options” are those options that:

•	were granted prior to April 23, 2018; and

•	have an exercise price equal to or greater than $17.63.

Options granted on or after April 23, 2018, or having a per share exercise price less than $17.63 are not eligible to be exchanged in the Option Exchange. Additionally, options that expire pursuant to their terms prior to the completion of the Option Exchange are forfeited and not eligible to be exchanged for replacement options.

You are eligible to participate in the Option Exchange only if you:

•

are an employee of Prothena or any of our subsidiaries on the date this Offer commences and remain an employee through the completion of the Option Exchange or you are a non-employee director of Prothena and remain a non-employee director of Prothena through the completion of the Option Exchange; and

•	hold at least one eligible option as of the commencement of the Offer.

The outstanding options that you hold give you the right to purchase our ordinary shares once you exercise those options by paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations). Thus, when we use the term “options” in this Offer, we refer to the actual options you hold to purchase our ordinary shares and not the shares underlying those options.

If you elect to exchange options, you will not be eligible to receive replacement options unless you continue to be employed by Prothena or any of our subsidiaries or continue to serve as a non-employee director of Prothena, as applicable, through the replacement option grant date.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF PROTHENA OR ANY OF OUR SUBSIDIARIES OR AN ELIGIBLE NON-EMPLOYEE DIRECTOR OF PROTHENA AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR ELIGIBLE OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.

If you are eligible to participate in the Option Exchange, you can exchange your eligible options on a grant-by-grant basis, based on the original grant date and exercise price of the eligible option (referred to herein as a “separate option grant”). No partial exchanges of separate option grants will be permitted; however, you can choose to exchange one or more of your eligible option grants without having to exchange all of your eligible option grants. If you have previously exercised a portion of an eligible option grant, only the portion of the eligible option grant which has not yet been exercised will be eligible to be exchanged.

If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive replacement options to purchase that number of ordinary shares determined using the exchange ratios set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2018 LTIP and the option award agreement.

The exchange ratios in the Option Exchange represent the number of shares underlying an eligible option that an employee must surrender in order to receive one share underlying a replacement option, based on the exercise price and grant date of the eligible options. The exchange ratios were determined using the Black-Scholes model and are based on, among other things, the per share closing trading price of our ordinary shares on November 6, 2020 of $12.31, the exercise prices of the options eligible for exchange and the remaining terms of the eligible options and the replacement options. The table below sets forth the exchange ratios to be used for each of the Company’s annual option grants from 2014 through 2018. The exchange ratio to be used for each other eligible option an eligible participant may hold is available to such participant on the option exchange website at www.myoptionexchange.com.

Grant Date	Exercise Price ($/share)	Ratio of Shares Subject to Eligible Options Surrendered to Shares Subject to Replacement Option to be Granted
February 4, 2014	29.81	2.71:1
March 11, 2015	27.81	1.10:1
February 24, 2016	34.61	1.60:1
February 22, 2017	55.00	1.92:1
February 21, 2018	33.10	1.33:1

We will not grant any replacement options to purchase fractional shares and we will not pay cash for fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Unless prevented by applicable law or regulations, replacement options will be granted under the 2018 LTIP. The replacement options will have the terms and be subject to the conditions as provided for in the 2018 LTIP and the option award agreement. The replacement options will have a new grant date, a new exercise price, a new vesting schedule, will be classified as non-qualified stock options and will cover a fewer number of shares of our ordinary shares than the surrendered eligible option.

The per-share exercise price of the replacement options will be equal to the per share closing trading price of our ordinary shares on the Nasdaq on the replacement option grant date, which we expect to be the Offer expiration date.

The term “Offer expiration date” means 9:00 P.M. Pacific Time on December 8, 2020, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “Offer expiration date” refers to the latest time and date at which this Offer, as so extended, expires. See Section 14 of this Option Exchange entitled “Extension of Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend this Offer.

For purposes of this Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time of each such day.

2.	Purpose of this Offer.

An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our shareholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. We are implementing the Option Exchange using exchange ratios designed to result in potential grants of replacement stock options with a fair value that will be approximately equal to the fair value of the eligible options that are surrendered in the Option Exchange.

A significant majority of our employees’ and non-employee directors’ options have exercise prices that exceed, in some cases significantly, the trading prices of our ordinary shares over the past two plus years. We believe these underwater options are no longer effective as incentives to motivate and retain our employees. In the face of a competitive market for exceptional employees, the need for adequate and appropriate incentives and retention tools remains strong. The Offer will also allow our non-employee directors to be fairly compensated for their service on our Board of Directors.

As of November 6, 2020, we had an aggregate of 10,324,384 shares subject to outstanding options under our equity plans or available for issuance under the 2018 LTIP, which we collectively refer to as our “overhang,” constituting approximately 25.9% of our outstanding ordinary shares as of November 6, 2020, which was 39,921,413 shares. As of November 6, 2020, eligible options outstanding under our existing equity incentive plans were exercisable for approximately 2,458,410 ordinary shares, or approximately 6.2% of our total ordinary shares outstanding as of November 6, 2020.

Eligible options remain outstanding and contribute to overhang until such time as they expire or are otherwise cancelled. Although eligible options are not likely to be exercised as long as our share price is lower than the applicable exercise price, they will remain on our financial statements with the potential to dilute shareholders’ interests for up to the full term of the options, while delivering relatively little retentive or incentive value, unless they are surrendered or cancelled. If all of these eligible stock options are exchanged and replaced by replacement options, the number of outstanding options under our equity incentive plans would be reduced by approximately 888,468 shares, or approximately 2.2% of our total ordinary shares outstanding as of November 6, 2020. We believe that the replacement options will be more likely to be exercised, which would reduce our overhang. Further, surrendered eligible options will be cancelled and returned to the pool of shares reserved for future grant under the 2018 LTIP.

THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE WILL BE REALIZED CONSIDERING THE UNPREDICTABILITY OF THE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our ordinary shares. If we engage in such a transaction or transactions prior to the date we grant the replacement options, our share price could increase (or decrease) and the exercise price of the replacement options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this Offer. The per share exercise price of any replacement options granted to you in return for options you elect to exchange will be the per share closing trading price of our ordinary shares on the replacement option grant date. You will be at risk of any increase in our share price during the period prior to the replacement option grant date for these and other reasons.

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our shareholders. This could include terminating your right to receive replacement options under this Offer. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, your original options will remain outstanding pursuant to their original terms.

Subject to the foregoing, and except as otherwise disclosed in this Option Exchange or in our filings with the SEC that are incorporated by reference, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill any existing Board vacancies or to change any material term of the employment contract of any executive officer;

(e) any other material change in our corporate structure or business;

(f) our ordinary shares being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g) our ordinary shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i) the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.	Procedures for Electing to Exchange Options.

Proper exchange of options. Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer expiration date, which is expected to be 9:00 P.M. Pacific Time, on December 8, 2020.

1.	Use your user log-in ID and password (which you will set up using instructions that will be emailed to you) to access the option exchange website at www.myoptionexchange.com; and

2.

Properly complete and submit your election via the option exchange website by (a) navigating to the Election Form page, (b) indicating which eligible options you wish to exchange by selecting “Exchange” or “Do Not Exchange” in the Election column and “Next” at the bottom of the page and (c) after reading all of the offering materials, checking the appropriate boxes, typing your electronic signature, and selecting “Submit.” By selecting the “Submit” button you are acknowledging and agreeing to the Terms of Election.

Prothena must receive your properly completed submission on or before 9:00 P.M. Pacific Time, on the Offer expiration date.

If you elect to exchange an eligible option grant, you must elect to exchange that entire eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange separate eligible option grants, on a grant-by-grant basis, without having to exchange all of your eligible option grants. No partial exchanges of separate option grants will be permitted. For a summary of your eligible options please refer to the option exchange website, which, among other things, lists your eligible options, the grant date of your eligible options, the exercise price(s) of your eligible options, the number of outstanding shares subject to your eligible options and the number of shares subject to replacement options you would receive in exchange for each eligible option.

Your election to participate becomes irrevocable after the Offer expiration date, which is 9:00 P.M. Pacific Time on December 8, 2020, unless the Offer is extended, in which case your election will become irrevocable after the new Offer expiration date. You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before 9:00 P.M. Pacific Time on the Offer expiration date, as described in Section 4 of the Offer to Exchange entitled “Withdrawal Rights.” You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive on or before 9:00 P.M. Pacific Time on the Offer expiration date.

Confirmation statements for submissions through the option exchange website will be emailed to you, and you may also obtain a confirmation from the site after submitting your election. You should print and save a copy of the confirmation for your records.

Only elections that are complete and actually received by Prothena on or before 9:00 P.M. Pacific Time on the Offer expiration date will be accepted. Elections may be submitted only via the option exchange website. Elections submitted by any other means, including email, facsimile, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

We will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of this Offer, we will be deemed to have accepted eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of eligible options for exchange. We may issue this notice of acceptance by press release, email or other form of written communication. Eligible options accepted for exchange will be cancelled as of the Offer expiration date.

If you do not submit your election on or before 9:00 P.M. Pacific Time on the Offer expiration date, then you will not participate in this Offer, and all options currently held by you will remain intact at their original exercise price and with their original terms.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after 9:00 P.M. Pacific Time on the Offer expiration date all properly elected eligible options that have not been validly withdrawn. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any election or any eligible option elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. No surrender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible options or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee.

Our acceptance constitutes an agreement.

Your election to exchange eligible options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer, and will be controlling, absolute and final, subject to your withdrawal rights under the Offer as described in Section 4 of this Offer to Exchange entitled “Withdrawal Rights” and our acceptance of your tendered eligible options in accordance with the Offer as described in Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options.” Our acceptance of your eligible options for exchange will constitute a binding agreement between Prothena and you upon the terms and subject to the conditions of this Offer.

4.	Withdrawal Rights.

You can only withdraw your elected options in accordance with the provisions of this Section 4.

You can withdraw your elected options at any time on or before 9:00 P.M. Pacific Time on the Offer expiration date, currently scheduled for December 8, 2020. If the Offer expiration date is extended by us, you can withdraw your elected options at any time until 9:00 P.M. Pacific Time on the Offer expiration date (as extended).

To validly withdraw elected options via the option exchange website, you must submit a new election via the option exchange website and select “Do Not Exchange” in the election column for the particular eligible option(s) you wish to withdraw. You must submit the new election on or before 9:00 P.M. Pacific Time on the Offer expiration date.

It is your responsibility to confirm that we received your new election indicating the withdrawal of your elected options before the Offer expiration date. If you elect to withdraw options, you must withdraw all of your eligible options on a grant-by-grant basis.

You cannot rescind any withdrawal, and your eligible options will thereafter be deemed not properly elected for exchange for purposes of this Offer unless you properly re-elect to exchange all of your eligible options before the Offer expiration date by following the procedures described in Section 3 of the Offer to Exchange entitled “Procedures for Electing to Exchange Options”.

Neither Prothena nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding.

5.	Acceptance of Options for Exchange; Grant of Replacement Options.

Upon the terms and subject to the conditions of this Offer listed in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below, and promptly following the expiration of this Offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the Offer expiration date. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled.

If your options are properly elected for exchange and accepted by us, we will cancel your options on the Offer expiration date, and you will also be granted replacement options on the replacement option grant date, which is expected to occur on the Offer expiration date.

If you are no longer an employee with Prothena or any of our subsidiaries or a non-employee director of Prothena, whether voluntarily, involuntarily, or for any other reason before the Offer expiration date, you will not be able to participate in this Offer. Also, if you change your place of residence to a country where this Offer is prohibited under local regulations, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF PROTHENA OR ANY OF OUR SUBSIDIARIES OR A NON-EMPLOYEE DIRECTOR OF PROTHENA AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR EMPLOYMENT OR SERVICE, AS APPLICABLE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT OR SERVICE, AS APPLICABLE, IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF EMPLOYMENT OR SERVICE.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this Offer, we expect that you will receive your replacement option award agreement as promptly as practicable after the Offer expiration date.

6.	Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after the date of commencement of the Offer and prior to the Offer expiration date any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of replacement options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the options elected for exchange; or

(iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Prothena;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Ireland, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or Ireland;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States or Ireland;

(v) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Prothena or on the trading in our ordinary shares;

(vi) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

(vii) any increase or decrease of greater than 33% of the market price of our ordinary shares that occurs during the tender offer as measured from $12.31, which was the closing price of our ordinary shares on the Nasdaq Global Select Market on November 6, 2020; or

(viii) any decline in either the Nasdaq Composite Index or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the date of commencement of the Offer; or

(d) a tender or exchange offer with respect to some or all of our ordinary shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding ordinary shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding ordinary shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our ordinary shares; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us;

(e) any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer; or

(f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or share ownership of Prothena that, in our reasonable judgment, is or may have a material adverse effect on Prothena.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Offer expiration date, other than acts or omissions by us. We may waive them, in whole or in part, at any time and from time to time prior to the Offer expiration date, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	Price Range of Ordinary Shares Underlying the Options.

Our ordinary shares are listed on the NASDAQ under the symbol “PRTA.” The following table shows, for the periods indicated, the high and low closing sales prices of our ordinary shares as listed on the Nasdaq Global Select Market.

	HIGH	LOW
Fiscal Year Ending December 31, 2020

Fourth Quarter (through November 6, 2020)	$13.94	$10.12
Third Quarter	$13.47	$9.93
Second Quarter	$12.51	$9.56
First Quarter	$15.77	$7.54

Fiscal Year Ending December 31, 2019

Fourth Quarter	$17.01	$7.48
Third Quarter	$10.45	$6.89
Second Quarter	$12.49	$8.85
First Quarter	$14.49	$10.32

Fiscal Year Ended December 31, 2018

Fourth Quarter	$13.74	$8.73
Third Quarter	$15.79	$12.70
Second Quarter	$44.21	$10.99
First Quarter	$45.04	$27.95

As of November 6, 2020, the last reported sale price of our ordinary shares on the NASDAQ was $12.31 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR ORDINARY SHARES BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. THE PRICE OF OUR ORDINARY SHARES HAS BEEN, AND IN THE FUTURE MAY BE, VOLATILE AND COULD DECLINE. THE TRADING PRICE OF OUR ORDINARY SHARES HAS FLUCTUATED IN THE PAST AND IS EXPECTED TO CONTINUE TO DO SO IN THE FUTURE AS A RESULT OF A NUMBER OF FACTORS, MANY OF WHICH ARE OUTSIDE OUR CONTROL. IN ADDITION, THE STOCK MARKET HAS EXPERIENCED EXTREME PRICE AND VOLUME FLUCTUATIONS THAT HAVE AFFECTED THE MARKET PRICES OF MANY COMPANIES AND THAT HAVE OFTEN BEEN UNRELATED OR DISPROPORTIONATE TO THE OPERATING PERFORMANCE OF THOSE COMPANIES.

8.	Source and Amount of Consideration; Terms of Replacement Options.

Consideration

We will grant replacement options, subject to applicable laws and regulations, in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. The number of our ordinary shares subject to the replacement options will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the ordinary shares, in accordance with the terms of the 2018 LTIP and the option award agreement.

The exchange ratios in the Option Exchange represent the number of ordinary shares underlying an eligible option that you must exchange for each ordinary share underlying a replacement option, based on the exercise price and the grant date of the existing eligible option. The exchange ratios were determined using the Black-Scholes model and are based on, among other things, the closing price of our ordinary shares on November 6, 2020 of $12.31, the exercise prices of the eligible options and the remaining terms of the eligible options and the replacement options. The table below sets forth the exchange ratios to be used for each of the annual option grants from 2014 through 2018. The exchange ratio to be used for each other eligible option an eligible participant may hold is available to such participant on the option exchange website at www.myoptionexchange.com.

Grant Date	Exercise Price ($/share)	Ratio of Shares Subject to Eligible Options Surrendered to Shares Subject to Replacement Option to be Granted
February 4, 2014	29.81	2.71:1
March 11, 2015	27.81	1.10:1
February 24, 2016	34.61	1.60:1
February 22, 2017	55.00	1.92:1
February 21, 2018	33.10	1.33:1

We will not grant any replacement options to purchase fractional shares and we will not pay cash for fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

As of November 6, 2020, there were outstanding eligible options to purchase an aggregate of 2,458,410 of the Company’s ordinary shares. If 100% of eligible options were to be exchanged and replacement options granted in accordance with the exchange ratios set out above, the number of ordinary shares underlying such replacement options would be approximately 1,569,942 shares.

Terms of Replacement Options

The terms and conditions of your existing options are set forth in the applicable equity incentive plan and applicable award agreement under which they were granted. The replacement options will have the terms and be subject to the conditions as provided for in the 2018 LTIP. Each replacement option will have a term equal to the remaining term of the surrendered option, subject to earlier expiration of the option following termination of your employment with Prothena or any of our subsidiaries (if you are an employee) or service with Prothena (if you are a non-employee director).

The description of the 2018 LTIP set forth herein is only a summary of some of the material provisions of the 2018 LTIP, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2018 LTIP. Information regarding our equity incentive plans may be found in the S-8 Registration Statements and related prospectuses prepared by us in connection with each of the equity incentive plans. Copies of the equity incentive plans and prospectuses are available through the option exchange website or upon request by emailing OptionExchange@prothena.com. Copies will be provided promptly at our expense.

Vesting of Replacement Options

The replacement options will be subject to a new initial one-year vesting period from the replacement option grant date, regardless of whether and to the extent that any of the surrendered eligible options are vested. Upon the first anniversary of the replacement option grant date, the portion of the replacement option corresponding to the portion of the surrendered eligible option that would have been vested as of such date shall vest, and any remaining unvested portion of the replacement option will vest on the same monthly schedule that previously applied to the surrendered eligible option (i.e., in substantially equal installments on the remaining original vesting dates), subject to accelerated vesting upon certain terminations if provided for under the agreement governing the surrendered eligible option. This means that all replacement options will be completely unvested on the replacement option grant date, regardless of whether the surrendered option was partially vested.

Vesting and exercise of replacement options are dependent upon continued employment with Prothena or any of our subsidiaries (for employees) or continued service with Prothena (for non-employee directors). Replacement options are subject to the terms and conditions as provided for in the 2018 LTIP and will be forfeited if not vested at time of termination of employment or service, as applicable.

SUBJECT TO APPLICABLE LAW, NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR NON-EMPLOYEE DIRECTOR OF THE COMPANY. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR A NON-EMPLOYEE DIRECTOR OF THE COMPANY BEFORE THE REPLACEMENT OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION.

Exercise

Generally, you may exercise the vested portion of your replacement option at any time during the option’s term and within 90 days after the termination of your employment with Prothena or any of our subsidiaries (if you are an employee) or the termination of your service with Prothena (if you are a non-employee director). If, however, your employment with Prothena or any of our subsidiaries or your service with Prothena, as applicable, terminates prior to any portion of your replacement option becoming vested, you will forfeit the unvested portion of your replacement option, subject to any provisions providing for accelerated vesting. Your ability to exercise options following your termination of service may be restricted and will be subject to the terms and conditions of the 2018 LTIP and the applicable option award agreement.

U.S. Federal Income Tax Consequences of Options

You should refer to Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the replacement options, as well as the consequences of accepting or rejecting this Offer. You should refer to the relevant tax disclosure discussion under Schedule A for a discussion of the believed tax consequences of participating in this Offer in your country of residence if your country of residence is not the United States.

Registration of Option Shares

All ordinary shares issuable upon exercise of options under our equity incentive plans, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Prothena (as defined under the Exchange Act, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act.

Prothena Corporation plc 2018 Long Term Incentive Plan, as amended

Eligibility and Administration. Employees and consultants of Prothena and its subsidiaries and non-employee directors of Prothena are eligible to receive awards under the 2018 LTIP. The 2018 LTIP may be administered by our Board of Directors, its compensation committee, or such other committee as is designated by the Board of Directors. To the extent required to comply with Rule 16b-3 of the Exchange Act, it is intended that each member of the compensation committee or other committee designated by the Board of Directors be a “non-employee director” within the meaning of Rule 16b-3. Such committee or our Board of Directors may delegate its powers under the 2018 LTIP to one or more members of the Board of Directors or one or more directors, officers or managers of the Company or any subsidiary, provided that no officer may be delegated the authority to grant awards to or amend awards held by senior executives of the Company who are subject to Section 16 of the Exchange Act or any officer or director to whom authority to grant or amend awards has been delegated. The Board of Directors, committee or delegate thereof, as applicable, are referred to herein as the “plan administrator.” The plan administrator has the authority to administer the 2018 LTIP, including the power to determine eligibility, the types and sizes of awards, the price and vesting schedule of awards, the methods for settling awards, the method of payment for any exercise or purchase price, any rules and regulations the plan administrator deems necessary to administer the 2018 LTIP, and the acceleration or waiver of any vesting restriction.

Limitation on Awards and Shares Available. The number of ordinary shares authorized for issuance under the 2018 LTIP is equal to the sum of (a) 3,300,000 shares, (b) any shares that are available for issuance under the Prothena Corporation plc Amended and Restated 2012 Long Term Incentive Plan (the “2012 LTIP”) as of the effective date of the 2018 LTIP, and (c) any shares subject to issued and outstanding awards under the 2012 LTIP that expire, are cancelled or otherwise terminate following the effective date of the 2018 LTIP; provided, that no more than 2,500,000 shares may be issued pursuant to the exercise of incentive stock options. In addition, the aggregate number of shares available for issuance under the 2018 LTIP will be reduced by 1.5 shares (the “Fungible Share Counting Ratio”) for each share delivered in settlement of any awards other than an option, SAR (as defined below) or any other award for which the holder pays the intrinsic value existing as of the date of grant (each, a “Full Value Award”). The ordinary shares distributed pursuant to an award under the 2018 LTIP may be authorized but unissued shares, shares purchased by the Company on the open market or treasury shares.

If any shares subject to an award under the 2018 LTIP or any award under the 2012 LTIP are forfeited, expire or are settled for cash, any shares deemed subject to such award (taking into account the Fungible Share Counting Ratio with respect to Full Value Awards) may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2018 LTIP. However, the following shares may not be used again for grant under the 2018 LTIP: (1) shares tendered or withheld to satisfy the exercise price of an option; (2) shares tendered or withheld to satisfy the tax withholding obligations with respect to an award; (3) shares subject to a share appreciation right (“SAR”) that are not issued in connection with the share settlement of the SAR on its exercise; and (4) shares purchased on the open market with the cash proceeds from the exercise of options. Awards granted under the 2018 LTIP in connection with the assumption or substitution of outstanding equity awards previously granted by a company or other entity in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the 2018 LTIP.

Under the 2018 LTIP, Full Value Awards granted to employees or consultants, other than options and SARs, must vest over a period of not less than three years measured from the date of grant or, in the case of performance-vesting awards, a period of not less than one year measured from the beginning of the applicable performance period, provided that the award agreement may provide that such vesting restrictions may lapse or be waived upon a participant’s termination of service. In addition, awards granted under the 2018 LTIP must vest no earlier than one year measured from the date of grant and no award agreement shall reduce or eliminate such minimum vesting requirement, provided that an award may provide that such minimum vesting restrictions may lapse or be waived upon a participant’s termination of service. In addition, up to an aggregate of five percent of the number of shares available for issuance under the 2018 LTIP as of its effective date may be granted without regard to the foregoing minimum vesting requirement. For the purposes of awards to non-employee directors, a vesting period shall be deemed to be one year if it runs from the date of one annual meeting of our shareholders to the next annual meeting of our shareholders.

Assuming 100% participation in the option exchange, the option exchange would result in approximately 888,468 shares being returned to the 2018 LTIP reserve (following the grant of replacement options). Shares returned to the 2018 LTIP will be available for use, in the discretion of the plan administrator, in future equity grants to employees, board members and consultants that will offer retention and incentive value.

Awards. The 2018 LTIP provides for the grant of incentive stock options, non-qualified stock options, SARs, restricted shares, restricted share units (“RSUs”), performance bonus awards, performance share units awards, dividend equivalents and other share or cash-based awards. All awards under the 2018 LTIP will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. No fractional shares shall be issued or delivered pursuant to the 2018 LTIP or any award thereunder.

    Options. Options provide for the purchase of ordinary shares in the future at an exercise price set on the grant date. Incentive stock options, by contrast to non-qualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the U.S. Internal Revenue Code are satisfied. The exercise price of an option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of incentive stock options granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of an option may not be longer than ten years (or five years in the case of incentive stock options granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to options and may include continued service, performance and/or other conditions.

    Share Appreciation Rights. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of an SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions. SARs under the 2018 LTIP will be settled in cash or ordinary shares, or in a combination of both, as determined by the plan administrator.

    Restricted Shares. A restricted share award is an award of nontransferable ordinary shares that remain forfeitable unless and until specified vesting conditions are met. Vesting conditions applicable to restricted shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. In general, restricted shares may not be sold or otherwise transferred until restrictions are removed or expire. Participants holding restricted shares will have voting rights and will have the right to receive dividends; however, dividends may not be paid until the applicable restricted shares vests.

    Restricted Share Units. RSUs are contractual promises to deliver ordinary shares (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time the RSUs are settled in shares, unless the RSU includes a dividend equivalent right (in which case the participant may be entitled to dividend equivalent payments under certain circumstances). Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. On the settlement date or dates, we will issue to the participant one unrestricted, fully transferable ordinary share (or the fair market value of one such share in cash) for each vested and non-forfeited RSU.

    Performance Share Units and Performance Bonus Awards. Performance share unit awards are denominated in shares or unit equivalents, and performance bonus awards are denominated in cash. Each may be linked to one or more performance or other criteria as determined by the plan administrator.

    Other Share or Cash Based Awards. Other share or cash-based awards are awards of cash, fully vested ordinary shares and other awards valued wholly or partially by referring to, or otherwise based on, our ordinary shares. Other share or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other share or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

     Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on our ordinary shares and may be granted alone or in tandem with awards other than options or SARs. Dividend equivalents may accrue on awards, but shall not be payable unless and until the applicable award vests.

Amendment and Termination. Our Board of Directors may amend or terminate the 2018 LTIP at any time; however, except in connection with certain changes in our capital structure, shareholder approval will be required for any amendment that increases the aggregate number of shares available under the 2018 LTIP, “reprices” any option or SAR, or cancels any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. In addition, no amendment, suspension or termination of the 2018 LTIP may, without the consent of the affected participant, materially and adversely affect the participant’s rights. No award may be granted pursuant to the 2018 LTIP after the tenth anniversary of the date the 2018 LTIP was adopted by our Board of Directors.

Corporate Transactions. The plan administrator has broad discretion to take action under the 2018 LTIP, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our ordinary shares, such as share dividends, share splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2018 LTIP and outstanding awards. If a Change in Control (as defined in the 2018 LTIP) of the Company occurs, all outstanding options and SARs that are not exercised shall be assumed or substituted by the surviving corporation and other outstanding awards shall be converted into similar awards of the surviving corporation. If the surviving corporation refuses to assume or substitute for an award, the award shall accelerate and become fully vested and exercisable upon the Change in Control and all restrictions on the award shall lapse, provided that any awards subject to performance-based vesting will vest based on the greater of (a) actual performance as of the Change in Control, or (b) target performance, prorated based on a shortened performance period ending as of the Change in Control.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 2018 LTIP AND THE REPLACEMENT OPTIONS ARE MERELY A SUMMARY AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 2018 LTIP. COPIES OF THE 2018 LTIP AND PROSPECTUS ARE AVAILABLE THROUGH THE OPTION EXCHANGE WEBSITE OR UPON REQUEST BY EMAILING OPTIONEXCHANGE@PROTHENA.COM.

9.    Information Concerning Prothena.

Prothena Corporation plc is a late-stage clinical company with expertise in protein dysregulation and a diverse pipeline of novel investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by our deep scientific expertise built over decades of research, we are advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which our ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Our partnered programs include prasinezumab (PRX002/RG7935), in collaboration with Roche for the potential treatment of Parkinson’s disease and other related synucleinopathies, and programs that target tau (PRX005), TDP-43 and an undisclosed target in collaboration with Bristol-Myers Squibb for the potential treatment of Alzheimer’s disease, amyotrophic lateral sclerosis (ALS), frontotemporal dementia (FTD) or other neurodegenerative diseases. Our wholly-owned programs include PRX004 for the potential treatment of ATTR amyloidosis, and a portfolio of programs for the potential treatment of Alzheimer’s disease including PRX012 that targets Aß (Amyloid beta).

We were formed on September 26, 2012, under the laws of Ireland and re-registered as an Irish public limited company on October 25, 2012. Our principal executive offices are located at 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland, and our telephone number is 011-353-1-236-2500. Our principal website address is www.prothena.com. Information contained on our website does not constitute part of, and is not incorporated by reference into, this Offer to Exchange.

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2019, and December 31, 2018, and the selected consolidated balance sheet data as of December 31, 2019, and December 31, 2018, are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The selected consolidated statements of operations data for the nine month periods ended September 30, 2020, and September 30, 2019, and the selected consolidated balance sheet data as of September 30, 2020, are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 16 of this Offer to Exchange. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange.

Summary Consolidated Statements of Operations and Balance Sheets (amounts in thousands, except per share data):

	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
Total revenue	$814	$955	$493	$558
Loss from operations	$(85,697)	$(158,855)	$(82,426)	$(62,423)
Loss before income taxes	$(77,298)	$(156,115)	$(81,064)	$(55,613)
Net loss	$(77,677)	$(155,645)	$(80,428)	$(56,123)
Basic and diluted net loss per share	$(1.95)	$(3.93)	$(2.02)	$(1.41)
Shares used to compute basic and diluted net loss per share	39,882	39,559	39,912	39,877

	December 31, 2019	December 31, 2018	September 30, 2020
Total current assets	$378,375	$431,390	$320,485
Total assets	$419,268	$498,796	$355,784
Total current liabilities	$17,714	$14,926	$21,722
Total liabilities	$146,347	$175,798	$146,270
Total shareholder’s equity	$272,921	$322,998	$209,514

We had a net tangible book value (deficit) of $5.25 per share as of September 30, 2020, our latest balance sheet date. This value was calculated using the net tangible book value (deficit) of $209.5 million as of September 30, 2020, divided by the number of outstanding shares of 39,921,413 as of September 30, 2020.

10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities.

Interests of our Directors, Officers and Affiliates

A list of our current directors and executive officers is attached to this Option Exchange as Schedule B.

Our executive officers and members of our Board of Directors are eligible to participate in the Exchange Offer on the same terms as all other individuals who hold eligible options.

The following table sets forth the beneficial ownership of the Company’s executive officers and non-employee directors of eligible options outstanding, and the percentage of total eligible options outstanding beneficially owned by them, as of November 6, 2020. Unless otherwise noted, the address of each of the persons set forth below is c/o Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland.

Name	Number of Eligible Options Beneficially Owned	Percentage of All Eligible Options
Non-Employee Directors
Lars G. Ekman, M.D., Ph.D.	42,000	1.7%
Paula K. Cobb	—	—
Richard T. Collier	42,000	1.7%
Shane M. Cooke	42,000	1.7%
K. Anders O. Härfstrand, M.D., Ph.D.	57,000	2.3%
Christopher S. Henney, Ph.D., D.Sc.	42,000	1.7%
Oleg Nodelman	—	—
Dennis J. Selkoe, M.D.	42,000	1.7%

Executive Officers
Gene G. Kinney	562,000	22.9%
Carol D. Karp	160,000	6.5%
Michael J. Malecek	—	—
Tran B. Nguyen	320,000	13.0%
Brandon S. Smith	—	—
Radhika Tripuraneni	50,000	2.0%
Karin L. Walker	100,500	4.1%
Wagner M. Zago	170,000	6.9%
All current executive officers and directors as a group (16 persons)	1,629,500	66.3%

Note: Percentages may not sum due to rounding.

Transactions and Arrangements Concerning our Securities

Other than outstanding options granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our financial statements as set forth in our most recently filed Annual Report and Quarterly Report, neither Prothena nor, to our knowledge, any of our executive officers or directors, any person controlling Prothena or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the 60-day period prior to the date of this Offer, we have not granted any options that are eligible options, and no eligible options have been exercised. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the eligible options. For more detailed information on the beneficial ownership of our ordinary shares, you can consult our definitive proxy statement for our 2020 annual meeting of shareholders, which we filed with the SEC on Schedule 14A on March 25, 2020.

11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this Offer will be cancelled on the Offer expiration date.

We have adopted the provisions of Accounting Standards Codification (ASC) 718 “Compensation – Stock Compensation.” Under ASC 718, we expect to recognize the incremental compensation cost, if any, of the replacement options granted in this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees and non-employee directors in exchange for surrendered options, measured as of the date such awards are granted, over the fair value of the option surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with this Offer will be recognized over the service period of such awards. If any portion of the replacement options granted is forfeited prior to the completion of the service condition due to a termination of service, the compensation cost for the forfeited portion of the award will not be recognized.

12.	Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of replacement options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to grant replacement options for options tendered as part of the exchange is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange entitled “Conditions of this Offer.”

13.	Material U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for replacement options pursuant to the Offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address applicable state or local taxes to which you may be subject.

If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United States apply to your specific situation. Please refer to Schedule A of this document if you reside outside the U.S.

If you are an eligible option holder who chooses to exchange outstanding non-qualified stock options for replacement options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. Your replacement options will be non-qualified stock options for purposes of U.S. tax law. Under current tax law, an option holder generally will not realize taxable income upon the grant or vesting of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-qualified stock option generally will constitute wages for which withholding will be required.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares acquired upon exercise of a non-qualified stock option, any gain or loss should be treated as capital gain or loss.

IF YOU RESIDE OUTSIDE THE UNITED STATES THE INFORMATION CONTAINED IN THIS SECTION MAY NOT BE APPLICABLE TO YOU. YOU ARE ADVISED TO REVIEW THE COUNTRY SPECIFIC DISCLOSURES IN SCHEDULE A ATTACHED HERETO AND TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW LOCAL TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION.

PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER.

14.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving written notice, including electronically posted or delivered notices, of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date.

We also expressly reserve the right, in our reasonable judgment, before the Offer expiration date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 by giving written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement, including electronically posted or delivered notices. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m. Pacific Time on the next U.S. business day after the last previously scheduled or announced Offer expiration date. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options; or

(b) we decrease the number of options eligible to be elected for exchange in this Offer;

and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14 of this Offer, we will extend this Offer so that this Offer is open at least ten business days following the publication, sending or giving of notice.

For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.

16.	Additional Information.

We recommend that, in addition to this Offer to Exchange and the Terms of Election, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a) Prothena’s Annual Report on Form 10-K for the period ended December 31, 2019, filed with the SEC on March 3, 2020.

(b) Prothena’s Definitive Proxy Statement for the 2020 Annual Meeting of Shareholders, filed with the SEC on March 25, 2020.

(c) Prothena’s Quarterly Reports on Form 10-Q for the period ended March 31, 2020, filed with the SEC on May 6, 2020, for the period ended June 30, 2020, filed with the SEC on August 6, 2020, and for the period ended September 30, 2020, filed with the SEC on November 4, 2020.

(d) Prothena’s Current Reports on Form 8-K filed with the SEC on May 22, 2020, and October 20, 2020.

(e) Prothena’s Registration Statement on Form 10 (File No. 001-35676) filed on October 1, 2012, including the description of the Registrant’s ordinary shares contained therein, and any amendment or report filed for the purpose of updating such description.

Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

We will also provide, without charge, to each person to whom a copy of this Option Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Company Secretary

Prothena Corporation plc

77 Sir John Rogerson’s Quay, Block C

Grand Canal Docklands, Dublin 2

D02 T804, Ireland

or by telephoning us at 011-353-1-236-2500.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Option Exchange, you should rely on the statements made in the most recent document.

The information contained in this Option Exchange about Prothena should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous.

This Option Exchange and our SEC reports referred to above include “forward-looking statements.” Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and our Annual Report on Form 10-K for the year ended December 31, 2019. Furthermore, such forward-looking statements speak only as of the date of this Option Exchange and the SEC reports referred to above. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Prothena Corporation plc

November 9, 2020

SCHEDULE A

A GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

IRELAND

The following is a discussion of the material Irish tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer for eligible employees subject to tax in Ireland. This discussion is based on the law in effect in Ireland as of October 2020. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired upon exercise of any replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Ireland apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to Irish income tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to Irish income tax when the replacement options are granted to you.

Exercise of Replacement Options and Sale of Shares

When you exercise your replacement options in accordance with their terms, you will realize taxable income for Irish tax purposes equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares. It is your responsibility to report the taxable amount to Irish Revenue on Form RTSO1 and pay the income tax due, within 30 days of the date of exercise. In addition, you will be required to complete your annual tax return and attach details of the share options exercised in the employment income section of the form. Individuals who exercise share options during a tax year automatically fall under self assessment provisions and will need to file an annual tax return for the year in question. In addition, you will realize taxable income for purposes of the Universal Social Charge when you exercise a share option equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares. It is your responsibility to report the taxable amount to Irish Revenue on a Form RTSO1 and pay the USC due, within 30 days of the date of exercise. Pay related social insurance (PRSI) must also be reported on the Form RTSO1 and paid within 30 days of the date of exercise (as is the case with income tax and the Universal Social Charge). Share options are not subject to Employer PRSI.

Upon the sale of shares acquired pursuant to a replacement option, you may be required to recognize a capital gain to the extent that the proceeds of the sale of your shares exceed the base cost of the shares. (Your base cost is equal to the exercise price you paid plus the amount on which income tax is paid at exercise.) A capital loss will result if the amount realized from the sale is less than your base cost.

You will be obliged to file a return with Irish Revenue for the year in which the share sale occurs.

Withholding and Reporting

The Company is obliged to report the details of any grants and exercises of share options to Irish Revenue annually. The Company is also obligated to file a Form B5 with the Irish Companies Registration office.

SWITZERLAND

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer for eligible employees subject to tax in Switzerland. This discussion is based on the law in effect in Switzerland as of October 2020. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired upon exercise of any replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Switzerland apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options and Sale of Shares

When you exercise your replacement options in accordance with their terms, you will realize taxable income for purposes of income tax and social insurance contributions equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares.

Withholding and Reporting

Your employer may be required to withhold social insurance contributions on income recognized and may be required to withhold income tax liability if you are a foreign employee holding a “B” permit.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

PROTHENA CORPORATION PLC

The directors and executive officers of Prothena and their positions and offices as of November 6, 2020, are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
Lars G. Ekman, M.D., Ph.D.	Chairman of the Board
Paula K. Cobb	Director
Richard T. Collier	Director
Shane M. Cooke	Director
K. Anders O. Härfstrand, M.D., Ph.D.	Director
Christopher S. Henney, Ph.D., D.Sc.	Director
Oleg Nodelman	Director
Dennis J. Selkoe, M.D.	Director
Gene G. Kinney	President and Chief Executive Officer, Director
Carol D. Karp	Chief Regulatory Officer
Michael J. Malecek	Chief Legal Officer and Company Secretary
Tran B. Nguyen	Chief Financial Officer and Chief Operating Officer
Brandon S. Smith	Chief Business Officer
Radhika Tripuraneni	Chief Development Officer
Karin L. Walker	Chief Accounting Officer
Wagner M. Zago	Chief Scientific Officer

The address of each director and executive officer is: c/o Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland.